EXHIBIT 10.31

THERAGENICS CORPORATION
CASH INCENTIVE PLAN

SECTION I.  INTRODUCTION

1.1           Purpose.  The purpose of the Theragenics Corporation Cash Incentive Plan (the “Plan”) is to provide cash incentive compensation to certain employees of Theragenics Corporation (the “Company”) and its Affiliates to stimulate their efforts to attain certain operational, strategic and other goals established by the Company over Performance Periods established by the Company.

1.2           Effective Date.  The Plan is effective as of February 25, 2010 (the “Effective Date”), the date it was approved by the Board of Directors of the Company (the “Board”).

SECTION II.  ELIGIBILITY AND ADMINISTRATION

2.1           Eligibility.  The Board shall determine, or may delegate to the Compensation Committee of the Board (the “Committee”) the authority to determine, the employees of the Company or its Affiliates eligible to participate in programs established pursuant to the Plan (the “Participants”).  Once a person becomes a Participant in a program pursuant to the Plan, the Participant shall remain a Participant until any Cash Incentive Award payable pursuant to the program has been paid out or forfeited.  If employees becomes a Participant in a program pursuant to the Plan after the first day of a Performance Period, the Board (or the Committee if applicable) will determine the extent to which proration will apply to determine the Participant’s Cash Incentive Award.

2.2           Administration.  The Plan and programs pursuant to the Plan shall be administered by the Committee.  The Committee shall have the power to interpret the Plan and programs pursuant to the Plan, to prescribe, amend and rescind rules relating to the programs, and make all other determinations necessary or advisable for the proper administration of the programs, and any interpretation by the Committee shall be final and binding on all parties.

2.3           Cash Incentive Programs.  The Board may establish, or may delegate to the Committee the authority to establish, amend and terminate programs pursuant to the Plan containing Performance Periods, performance goals and terms and conditions of payment of Cash Incentive Awards.  These programs may include, without limitation, short-term programs and long-term cash incentive programs.

2.4           Payment of Cash Incentive Award.  The Committee shall certify the achievement of results pursuant to any program before any Cash Incentive Award is paid.  Except as provided in a program pursuant to the Plan or Section 2.5:

(a)           the Cash Incentive Award will be earned and accrued and payable if the Participant is an employee of the Company or an Affiliate on the last day of the Performance Period, regardless of whether the Participant ceases to be an employee of the Company or an Affiliate before the payment date for any reason whatsoever, including without limitation, a termination by the Company for Cause or resignation by the Participant; and

(b)           if the Company or an Affiliate terminates a Participant’s employment for Cause or the Participant resigns employment with the Company or an Affiliate before the last day of the Performance Period, the Participant shall not receive the Cash Incentive Award.

Any program pursuant to the Plan may contain provisions to provide for payment of all or part of a Cash Incentive Award if, before the last day of the Performance Period, the Company or an Affiliate terminates the Participant’s employment without Cause, or the Participant dies while employed by the Company or an Affiliate, or suffers a Disability while employed by the Company or an Affiliate..  Except as provided in a program pursuant to the Plan or Section 2.5, any Cash Incentive Award earned by a Participant over the Performance Period shall be paid in cash in the year following the end of the Performance Period, but in no event after the 15th day of the third month of such year.

2.5           Change in Control.  Except as otherwise provided in any program pursuant to the Plan, if a Change in Control occurs during the Performance Period while the Participant is an employee of the Company or an Affiliate, the Participant shall be paid on the date of the Change in Control the full value of the Cash Incentive Award determined as if the Company had performed at the target performance level for the duration of the Performance Period and the Participant had remained employed for the duration of the Performance Period.

SECTION III.  DEFINITIONS

3.1           “Affiliate” means:

(a)           Any Subsidiary or Parent,

(b)           An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or

(c)           Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate,” as determined in the sole discretion of the Company.

3.2           “Cash Incentive Award” means a cash award pursuant to a program established pursuant to the Plan.

3.3           “Cause” shall have the meaning set forth in the employment agreement then in effect between the Participant and the Company or, if there is none, then Cause shall mean the occurrence of any of the following events: (i) willful and continued failure (other than such failure resulting from his incapacity during physical or mental illness) by the Participant to substantially perform his duties with the Company or an affiliate; (ii) conduct by the Participant that amounts to willful misconduct or gross negligence; (iii) any act by the Participant of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or an affiliate; (iv) commission by the Participant of a felony or any other crime involving dishonesty; or (v) illegal use by the Participant of alcohol or drugs.

3.4           “Change in Control” means any one of the following events which occurs following the first day of a Performance Period:
(a)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Subsection (a), the following acquisitions shall not be deemed to result in a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Subsection (c) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds thirty-five percent (35%) as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own thirty-five percent (35%) or more of the Outstanding Company Voting Securities; or

(b)           individuals who as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)           the approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Participant participates in a capacity other than in his capacity as an employee of the Company or an affiliate.

3.5           “Disability” shall have the meaning set forth in the employment agreement then in effect between the Participant and the Company or, if there is none, Disability shall mean the inability of the Participant to perform any of his duties for the Company and its affiliates due to a physical, mental, or emotional impairment, as determined by an independent qualified physician (who may be engaged by the Company), for a ninety (90) consecutive day period or for an aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.

3.6           “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

3.7           “Performance Period” shall mean the period established pursuant to the applicable cash incentive program pursuant to the Plan.

3.8           “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in the chain.  A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

SECTION IV.  MISCELLANEOUS

4.1           Taxes.  The Company shall withhold the amount of taxes, which in the determination of the Company are required to be withheld under federal, state and local laws and all other applicable payroll withholding with respect to any amount payable under the Plan.

4.2           No Right to Continued Employment.  Neither the establishment of the Plan, nor the participation in the Plan or any payment thereunder shall be deemed to constitute an express or implied contract of employment of any Participant for any period of time or in any way abridge the rights of the Company or an Affiliate to determine the terms and conditions of employment or to terminate the employment of any Participant with or without cause at any time.

4.3           Choice of Law.  The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

4.4           Termination of Plan.  The Board may amend or terminate the Plan at any time.

THERAGENICS CORPORATION

By:	/s/ Bruce W. Smith

Title:	Secretary